                                                                    Exhibit 99.1



The Administrator
Mohawk Carpet Corporation
    Retirement Savings Plan:


We have audited the accompanying statements of net assets available for plan benefits of the Mohawk Carpet Corporation Retirement Savings Plan ("Plan") as of December 31, 1999 and 1998, and the related statement of changes in net assets available for plan benefits for the year ended December 31, 1999. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of the Plan as of December 31, 1999 and 1998, and the changes in net assets available for plan benefits for the year ended December 31, 1999 in conformity with generally accepted accounting principles.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets held for investment purposes as of December 31, 1999 is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule is the responsibility of the Plan's management. The supplemental schedule has been subjected to auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.



/s/ KPMG LLP.
-----------------
Atlanta, Georgia

May 12, 2000

                MOHAWK CARPET CORPORATION RETIREMENT SAVINGS PLAN

               Statement of Net Assets Available for Plan Benefits

                           December 31, 1999 and 1998

                                                                       1999                   1998
                                                                -------------------    -------------------
Assets:
  Investments (notes 3 and 4):
    Mutual funds, at fair value                                 $       77,751,684             34,799,216
    Guaranteed investment contracts, at contract value                           -             36,585,191
    Mohawk Industries, Inc. common stock, at fair value                 18,619,828             17,111,270
    Money market funds, at cost                                         61,154,948                194,825
    Loans to participants, at cost                                       8,387,633              2,686,268
                                                                -------------------    -------------------
         Total investments                                             165,914,093             91,376,770
  Accrued investment income                                                      -                300,701
  Contributions receivable from employer                                   472,185                253,002
  Contributions receivable from participants                             1,393,040                779,265
  Receivable from American Rug Craftsman
  401(k) Savings Plan (note 7)                                           3,301,969                      -
  Receivable from American Weaver
  Retirement Plan (note 7)                                                 964,642                      -
                                                                -------------------    -------------------
         Total assets                                                  172,045,929             92,709,738
Liabilities - accounts payable                                                   -                407,255
                                                                -------------------    -------------------
         Net assets available for plan benefits                 $      172,045,929             92,302,483
                                                                ===================    ===================



                See accompanying notes to financial statements.

               MOHAWK CARPET CORPORATION RETIREMENT SAVINGS PLAN

        Statement of Changes in Net Assets Available for Plan Benefits

                         Year ended December 31, 1999

Additions:
  Investment income:
    Interest and dividends                                                     $    7,942,620
    Net depreciation in fair value of investments:
    Mutual funds                                                                    (291,040)
    Mohawk Industries, Inc. common stock                                            (850,912)
                                                                               ---------------
          Net investment income                                                     6,800,668
  Contributions from employer                                                       5,210,668
  Contributions from participants                                                  16,266,393
  Transfers from other plans (note 7)                                              65,031,097
                                                                               ---------------
          Total additions                                                          93,308,826
                                                                               ---------------
Deductions:
  Participants' benefits                                                           13,510,275
  Administrative expenses                                                              55,105
                                                                               ---------------
          Total deductions                                                         13,565,380
                                                                               ---------------
           Increase in net assets available for plan benefits                      79,743,446
Net assets available for plan benefits at beginning of year                        92,302,483
                                                                               ---------------
Net assets available for plan benefits at end of year                          $  172,045,929
                                                                               ===============


                See accompanying notes to financial statements.

               MOHAWK CARPET CORPORATION RETIREMENT SAVINGS PLAN

                         Notes to Financial Statements

                          December 31, 1999 and 1998


(1)    Summary of Significant Accounting Policies

       The following is a summary of significant accounting policies followed by the Plan in preparing its financial statements.

       (a)    Basis of Presentation

              The records of the Plan are maintained on the cash basis of accounting. The accompanying financial statements of the Mohawk Carpet Corporation Retirement Savings Plan (the "Plan") have been prepared on the accrual basis of accounting and present the net assets available for plan benefits and changes in those net assets.

              The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and changes therein, and disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

       (b)    Investments

              Investments in mutual funds and common stock are stated at fair value based on quoted market prices or as determined by Scudder Kemper Investments (Trustee). Investments in money market funds and loans to participants are stated at cost which approximate fair value. Securities transactions are accounted for on a trade date basis.

              Investments in guaranteed investment contracts are payable on demand and are recorded at contract value, which approximates fair value. The contractual interest rates and crediting interest rates ranged from 6.0% to 7.5% at December 31, 1998. Guaranteed investment contracts are renegotiated at current rates available from insurance companies annually on April 1. There were no investments in guaranteed investment contracts for the year ended December 31, 1999.

              Realized and unrealized investment gains and losses are included in net appreciation (depreciation) in fair value of investments in the statement of changes in net assets available for plan benefits.


(2)    Description of the Plan

       The following description of the Plan provides only general information. Participants should refer to the Plan agreement for a more complete description of the Plan's provisions.

       (a)    General

              The Plan is a defined contribution plan and covers all employees of Mohawk Carpet Corporation (the "Company"), a wholly owned subsidiary of Mohawk Industries, Inc. The Plan provides for retirement savings to qualified active participants through both participant

               MOHAWK CARPET CORPORATION RETIREMENT SAVINGS PLAN

                         Notes to Financial Statements

                          December 31, 1999 and 1998


              and employer contributions and is subject to certain provisions of the Employee Retirement Income Security Act of 1974 (ERISA). Employees are eligible to participate in the Plan at the beginning of a calendar month after completing one year of service.

              The Plan is administered by an Administrative Committee appointed by the Company. The Administrative Committee is responsible for the control, management, and administration of the Plan and the assets held in trust at Scudder Kemper Investments for the period from March 1, 1999 to December 31, 1999 and SunTrust Bank for the period from January 1, 1999 to March 1, 1999 and the year ended December 31, 1998, respectively.

       (b)    Contributions

              Contributions to the Plan are made by both participants and the Company. Participants may contribute a maximum of 16% of their gross compensation, subject to certain limitations. Participants may allocate their contributions in multiples of 1% to various investment funds of the Plan. The employer makes a 50% matching contribution up to the first 4% of each participant's gross compensation contributed to the Plan. The terms of the Plan also provide for discretionary employer profit sharing contributions to the Mohawk Stock Fund for plan participants employed on the last day of the plan year or terminated during the plan year on account of death, disability, or retirement.

              The Company amended the Plan effective January 1, 2000 to match an additional $0.25 for every $1.00 of employee contributions in excess of 4% up to a maximum of 6%.

       (c)    Participant Accounts

              Each participant's account is credited with their contribution for the period as well as the employer's matching contribution and an allocation of any employer profit sharing contribution. Investment income, realized gains/losses, employer profit sharing contributions, and the change in unrealized appreciation or depreciation on plan investments are credited to participants' accounts monthly based on the proportion of each participant's account balance to the total account balance within each investment fund at the beginning of the month.

              Participant accounts may be invested in one or more of the investment funds available under the Plan at the direction of the participant. The Plan provides for monthly valuation of accounts. Current investment funds available within the Plan include the following:

               MOHAWK CARPET CORPORATION RETIREMENT SAVINGS PLAN

                         Notes to Financial Statements

                          December 31, 1999 and 1998


        Investment Fund                         Fund Objective
        ---------------                         --------------

   Scudder Stable Value Fund:    To provide fixed rate of return for a fixed
                                 period of time. Money in this fund is invested in investment contracts, money market securities and treasury bills.

   PIMCO Total Return Fund:      To provide the opportunity for higher earnings
                                 than the stable value fund. Money in this fund is invested primarily in intermediate term, high-quality, fixed income securities.

   Scudder Balanced Fund:        To provide capital growth and current income
                                 while minimizing the risk of principal loss associated with common stocks by investing in a changing mix of seasoned stocks and investment grade bonds.

   Kemper-Dreman High-           To provide long-term capital growth through
     Return Equity Fund:         investing in large capitalization stocks in
                                 undervalued sectors of the stock market.

   Scudder S&P 500 Index Fund:   To track the performance of the Standard and
                                 Poor's 500 Composite Stock Price Index, which emphasizes stocks of large U.S. companies.

   Baron Asset Fund:             To provide long-term capital growth through
                                 investing in the stocks of small- and medium-sized companies with undervalued assets.

   Scudder International Fund:   To provide long-term capital growth through a
                                 flexible policy of investing in stocks and debt obligations of companies and governments outside the U.S.

   Mohawk Stock Fund:            To provide capital appreciation through the
                                 ownership of Mohawk Industries shares.

               MOHAWK CARPET CORPORATION RETIREMENT SAVINGS PLAN

                         Notes to Financial Statements

                          December 31, 1999 and 1998



       (d)    Distributions to Participants

              Upon termination of employment, the participant's account shall be distributed in a lump-sum cash payment as soon as administratively practicable, unless the participant elects otherwise. A participant may elect to receive his distribution in approximate equal installments over a period designated by the participant, not to exceed the lesser of 15 years or the life expectancy of the last survivor of the participant and his beneficiary.

              Under the terms of the Plan, participants may make hardship withdrawals from their accounts upon furnishing proof of hardship as specified in the Plan agreement. Participants may also borrow the lesser of $50,000 or 50% of the value of their accounts subject to limitations provided by the Plan. Loans must be paid back to the Plan generally within four years of the loan date.

              Amounts due to participants who have withdrawn from the Plan but have not been paid at December 31, 1999 and 1998 totaled
              $7,498 and $657,537, respectively.

       (e)    Vesting

              Participants are immediately vested in their contributions and the Company's matching and discretionary contributions and the income earned on such contributions.

       (f)    Administrative Expenses

              Certain administrative expenses of the Plan are paid by the Company. These costs include legal, accounting, and certain administrative fees.

(3)    Transactions with Parties-In-Interest

       At December 31, 1999 and 1998, the Plan held investments in trust funds and money market accounts sponsored by the trustee with current values of $136,030,055 and $29,701,669, respectively. The Plan also held investments in 747,855 and 406,801 shares of Mohawk Industries, Inc. common stock at December 31, 1999 and 1998, respectively.

               MOHAWK CARPET CORPORATION RETIREMENT SAVINGS PLAN

                         Notes to Financial Statements

                          December 31, 1999 and 1998


(4)    Investments

       In September 1999, the American Institute of Certified Public Accountants issued Statement of Position 99-3, Accounting for and Reporting of Certain Defined Contribution Plan Investments and Other Disclosure Matters ("SOP 99-3"). SOP 99-3 simplifies the disclosure for certain investments and is effective for plan years ending after December 15, 1999. The Plan adopted SOP 99-3 during the Plan year ending December 31, 1999. Accordingly, information previously required to be disclosed about participant-directed fund investment programs is not presented in the Plan's 1999 financial statements. The Plan's 1998 financial statements have been reclassified to conform with the current year's presentation.

       The following investments represent 5% or more of the Plan assets at December 31, 1999 and 1998:

                                                                             1999                1998
                                                                         --------------      --------------
          Mutual funds:
              STI Capital Growth Fund                                    $           --          29,506,844
              Scudder Balanced Fund                                          13,388,084                  --
              Scudder S&P 500 Index Fund                                     10,297,656                  --
              Kemper-Dreman High-Return Equity Fund                          47,720,992                  --

          Guaranteed investment contracts:
              CNA Insurance Guaranteed Investment Contracts                          --           6,247,618
              New York Life Guaranteed Investment Contract                           --           6,710,388
              John Hancock Life Guaranteed Investment Contract                       --           5,352,065
              Life of Virginia Guaranteed Investment Contract                        --          10,747,605

          Mohawk Industries, Inc. common stock                               18,619,828          17,111,270
          Money market fund - Scudder Stable Value Fund                      61,154,948             194,825
          Loans to participants                                               8,387,633           2,686,268

       All of the Plan's investments are held by a party-in-interest to the Plan.


(5)    Income Tax Status

       The Internal Revenue Service made a favorable ruling on the application for determination of qualification submitted by the Company in September 1995. The Plan has been amended since receiving the determination letter and the Plan has filed an application for an updated determination letter. The administrative committee of the Plan is not aware of any course of action or series of events that might adversely affect the Plan's qualification under Section 401(a) of the Internal Revenue Code, and under which the Plan would be subject to tax under present income tax law.

               MOHAWK CARPET CORPORATION RETIREMENT SAVINGS PLAN

                         Notes to Financial Statements

                          December 31, 1999 and 1998


(6)    Plan Termination

       While it is the Company's intention to continue the Plan indefinitely, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA and the Plan agreement.

(7)    Plan Mergers

       During 1999, the assets of the following plans were merged with the Plan:
       Aladdin Retirement Savings Plan, Galaxy Carpet Mills, Inc. Deferred Income Retirement Plan, World Carpets, Inc. Savings and Retirement Plan, Multitex Employee Retirement Savings Plan, and William Barnett & Son, Inc. Employees Profit Sharing and 401(k) Savings Plan.

       In 1999, the plan sponsor elected to merge the American Rug Craftsmen 401(k) Savings Plan and the American Weaver Retirement Plan with the Plan. The assets from these plans represent the receivables of $3,301,969 and $964,642, respectively, and were received by the Plan in January 2000.

                                                                      Schedule 1

                           MOHAWK INDUSTRIES 401(K)

                Schedule of Assets Held for Investment Purposes

                               December 31, 1999


                                                                                                     Current
             Identity of the issue                         Description of investments                 value
-------------------------------------------------   ----------------------------------------    ----------------
Mutual funds:
    PIMCO Total Return Fund                               173,009 mutual fund units              $     1,712,786
    Scudder Balanced Fund*                                633,006 mutual fund units                   13,388,084
    Scudder S&P 500 Index Fund                            251,101 mutual fund units                   10,297,656
    Scudder International Fund*                            49,030 mutual fund units                    3,468,375
    Kemper-Dreman High-Return Equity*                   1,779,306 mutual fund units                   47,720,992
    Baron Asset Fund                                       19,802 mutual fund units                    1,163,791

Mohawk Industries, Inc.* - common stock                   747,855 shares of common stock              18,619,828

Money Market Fund - Scudder Stable Value Fund*                    Money Market Fund                   61,154,948

Loans to participants                                                        (1)                       8,387,633
                                                                                                ----------------

Total                                                                                            $   165,914,093
                                                                                                ================

    * Scudder Kemper Investments, Trustee, and Mohawk Industries, Inc. are parties-in-interest to the Plan.

    (1) Loans are consummated at a fixed rate (then current prime rate plus 1%) for terms up to four years or 20 years for residence. Interest rates range from 7% to 10% on loans outstanding.


                 See accompanying independent auditors' report